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Exhibit 14

CODE OF
BUSINESS CONDUCT

for
Aquila, Inc.

Code of Business Conduct

        Dear Fellow Employee:

        Aquila Values identify valued behaviors that should be demonstrated in the workplace. The "integrity" value captures the need for employees to act responsibly and ethically.

        While a Code of Business Conduct is clearly established in part to protect Aquila from liability resulting from inappropriate behavior, that is only part of the story. By acting with integrity and ethically we are also creating "reputational capital." Our reputation benefits all aspects of our business, similar to more tangible assets such as financial capital or plant and equipment.

        Maintaining our reputation includes adhering to the Code of Business Conduct. By following the Code, we can help make Aquila a good place for our employees to work, a good provider of products and services for our customers, a good investment for our stockholders and a good citizen in our communities.

        This Code of Business Conduct provides essential guidelines to help you understand your responsibilities, including your obligation to comply with the law and to advise management if you're concerned that any aspect of the code or law has been or may be violated. This Code of Business Conduct is one more tool to help us maintain our core values, our integrity and, ultimately, our reputation.

Rick Green
Chairman and Chief Executive Officer

TABLE OF CONTENTS

How to Obtain Guidance on a Compliance Issue or to Report a Concern	4
Introduction to the Aquila Code of Business Conduct	5
Quick Reference of Policies	6
Antitrust, Securities and Other Laws	10
Insider Trading	11
Regulation FD Compliance	11
Conflicts of Interest	12
Confidential Information	13
No Loans to Executives	13
Equal Employment Opportunity	13
Harassment-Free Work Environment	14
Employee Privacy	14
Fraud, Theft, Payments, Kickbacks or Similar Conduct	14
Cooperation with Independent Auditors	15
Obstruction of Government Investigations	15
Foreign Transactions	15
Gifts and Gratuities	16
Safeguarding Company Assets	16
Use of Computer Resources, Including Software Acquisition, Protection and Distribution	17
Drug-Free Workplace	17
Responding to Inquiries from the Press and Others	17
Environment, Health and Safety	17
Political Activity	18
Regulation of Business Relations Among Affiliates	18
Other Policies and Procedures Information	19
Business Conduct Compliance Committee	19
Sources of Expected Conduct	20
Aquila Compliance Program Organizational Chart	20

How to Obtain Guidance on a Compliance Issue or to Report a Concern

        Each manager and supervisor is responsible for ensuring that their employees know, understand and comply with Company policies, the Code and all applicable laws and regulations. Several of the policies contain procedures for obtaining guidance or reporting a concern. If there is no procedure in the policy, or you do not believe you can follow the procedure outlined in a policy, please proceed as follows:

        You should obtain guidance from, or promptly report your concern to, your supervisor. Should you feel uncomfortable discussing it with your supervisor, you should bring the matter to the attention of your Department Head, your Human Resources representative, Corporate Human Resources, Corporate Compliance, or the Office of the General Counsel. Following are numbers to obtain guidance or report a concern, if you believe it is inappropriate to contact your supervisor, Department Head, or your Human Resources representative directly:

        Aquila Helpline—(800) 789-9181 (also available online at www.aquila.com/contact/; select "Security/Corporate Compliance").

        Corporate Human Resources—(816) 467-3769

        Corporate Compliance—(816) 467-3530

        Office of the General Counsel—(816) 467-3036

        To the extent practical Aquila will protect the anonymity of any employee who reports suspected misconduct. It is the Company's policy that every employee who acts in good faith in reporting possible violations will be free from reprisal, retribution or negative consequences in their employment as a result of such reporting. In the event of a resulting internal investigation, you will be informed of its outcome as soon as is practicable under the circumstances.

        Violation of Aquila's Code of Business Conduct may result in disciplinary action, including but not limited to, warning, suspension or termination of employment. Violations may include non-compliance with Aquila policies, lack of supervision or diligence in enforcing Company policies, providing false or misleading information, as well as any retaliatory actions, direct or indirect, against an employee who reports a reasonably suspected violation of this Code of Business Conduct or other misconduct.

Introduction to the Aquila Code of Business Conduct

        This Code of Business Conduct does not provide an answer to all questions, or spell out the appropriate reaction for every situation which may arise; it is only a general guide by which we expect employees to conduct business on behalf of Aquila. You may need to refer to other policies or procedures for further guidance on appropriate action. When the proper course of action is unclear, or if you are uncertain about an action's propriety, you should consult with your supervisor. The Aquila Business Conduct Compliance Committee has the responsibility to provide corporate oversight to an overall program implementing this policy.

        Employees are required to read, understand and follow the Code of Business Conduct. Aquila will maintain a record that the Code was provided to you. You may be asked periodically to affirm your understanding of Aquila's policies, including updated versions of policies.

        A copy of this Code and future revisions will be made available to all current employees and newly hired employees. The policies are subject to continual modification to reflect our changing needs and the changing environment in which we operate.

Quick Reference of Policies

General	In general, the Code prohibits unlawful, unethical and inappropriate behavior. The Code applies to employees of the Company.
Antitrust, Securities and Other Laws	Employees must comply with all laws and regulations, including all antitrust and securities laws. No employee may retaliate against another for reporting criminal activity.
Insider Trading	Employees must strictly adhere to the prohibitions against insider trading and must not disclose "inside information" to other persons.
Regulation FD Compliance
Employees who communicate regularly on the Company's behalf with the investment community and senior officials must comply with the SEC's Regulation FD which requires a public disclosure of any "material" information that has been disclosed to any person in the investment community.
Conflicts of Interest
Employees and their close relatives must avoid taking any action that creates, or appears to create, a conflict between their own interests and the interests of the Company. The Company discourages full-time employees from "moonlighting" and prohibits employees from performing services as independent contractors for any of the Company's customers, suppliers or competitors.
No Executive Loans	Aquila may not make or arrange loans to its executive officers or directors.
Confidential Information	Employees must refrain from disclosing certain business information, market sensitive data, or any other proprietary information without appropriate management approval.
Equal Employment Opportunity
It is the Company's policy to affirmatively recruit, retain, and promote employees without regard to age, sex, color, race, creed, national origin, religious persuasion, marital status, sexual orientation, political belief, disability, veteran or draft status. No form of discrimination will be tolerated.
Harassment-Free Work Environment	No form of harassment will be tolerated.
Employee Privacy
It is the Company's policy to respect the privacy of all employees. However, employees shall have no expectation of privacy in their use of business tools or in their work spaces or property on Company premises.
Fraud, Theft, Payments, Kickbacks or Similar Conduct
Employees may not engage in any scheme to defraud any person out of money, property, or honest services, including by theft, fraud or embezzlement. The receipt of fees, loans, or other payments resulting from transactions involving the Company or its subsidiaries and affiliates is strictly prohibited. No employee will provide or accept kickbacks, including those in the form of currency, services, other assets or reductions of personal debts.
Cooperation with Independent Auditors	Employees may not intentionally mislead the Company's independent public accountants in connection with their audit of the Company's financial statements.
Obstruction of Government Investigations	It is illegal to destroy or conceal documents, records, or other information with the intent of impairing the integrity or availability of the information for use in a government investigation.

Foreign Transactions
Employees must comply with the Foreign Corrupt Practices Act. By doing so, they may not pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts or decisions of such officials in order to obtain business or obtain any improper advantage. All employees must keep accurate and truthful records reflecting payments and transactions for all foreign and domestic business activities. Employees may not cooperate in any way with boycotts between foreign countries not sanctioned by the United States.
Safeguarding Company Assets
Employees may not use, spend, or dispose of Company property (including funds) for personal use or benefit, or in a manner or for a cause that is unethical or illegal. All financial reports must be truthful, accurate and reliable.
Use of Computer Resources, Including Software Acquisition, Protection and Distribution
The employees of any operating unit or support function that internally develops or purchases software must ensure that appropriate intellectual property rights (e.g., copyrights and patents) are obtained and secured. Such software is property licensed or owned by the Company and must be protected.
Drug-Free Workplace
The Company prohibits the unlawful possession, manufacture, use, or distribution of controlled substances in the workplace or at any place where an employee could be construed to be a representative of the Company or one of its subsidiaries or affiliates.
Responding to Inquiries from the Press and Others	Employees should refer all inquiries from the media to Corporate Communications, (816) 467-3000. Employees should refer inquiries from shareholders and the financial community to Investor Relations.
Environment, Health and Safety
It is the Company's policy to comply with all environmental, health and safety laws and regulations. Employees should be environmentally aware and sensitive and are required to report any non-compliance with environmental laws or regulations. Employees should report all accidents, injuries, occupational illnesses and unsafe conditions or practices.
Political Activity
The Company shall comply with all election and campaign funding laws, requirements and prohibitions. Under no circumstances may any funds or property of the Company be used, directly or indirectly, to support or assist the candidacy of any person seeking elected office, unless approved in advance in accordance with legal requirements.
Regulation of Business Relations among Affiliates
Under Federal Energy Regulatory Commission (FERC) and state commission rules, there are rules and statutes limiting transactions and information sharing between various parts of our business (commonly referred to as affiliate rules). It is expected that all employees understand and comply with affiliate rules. Any questions on the affiliate rule requirements, or conduct necessary to comply with the rules, should be referred to your liaison in the Regulatory Services department, the Office of General Counsel, or the Corporate Compliance Officer.
Discipline and Reporting
Non-compliance with the Code may result in discipline, including warnings, suspensions or termination of employment. Employees are expected to report violations of the Code for investigation and appropriate action.
Business Conduct Compliance Committee
The Business Conduct Compliance Committee will monitor (directly or through a compliance officer) reports of alleged wrongdoing, conduct investigations as appropriate, implement and make appropriate modifications to the Code, and report to the Audit Committee on a regular basis.

        No provision of this Code of Business Conduct may be waived for any executive officer or director of Aquila.

Antitrust, Securities and Other Laws

        It is our policy to compete vigorously, aggressively and fairly, in accordance with applicable laws and regulations. You are expected to generally understand the laws and regulations that apply to your job and to act in accordance with them.

        Antitrust law can be very complex. In general, we are to compete without any anticompetitive understandings or agreements with our competitors, suppliers, dealers and/or customers. Actions that may violate the antitrust laws include:

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  Suggesting a product or commodity must be resold at or within any particular price or range;

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  Limiting where, to or by whom something can be sold or marketed;

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  Providing different information about a request for quotation/proposal to competing bidders;

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  Entering into an exclusive dealing arrangement or understanding;

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  Participating in actions by any trade association or other industry group regarding membership restrictions, data collection or sharing of information about prices, pricing policies, marketing expansion, cut-back plans, costs, earnings, credit or billing practices, business practices of competitors, customers or suppliers; or desired governmental actions. If you are present at a meeting or informal gathering when these discussions start, leave and report the incident.

Other Considerations:

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  You should avoid discussions or agreements with competitors (even informal ones) regarding prices, terms or conditions of sales, credit or billing practices, costs, profits (or profit margins), market shares, bids, requests for proposals, intent to bid (or not to bid) for a particular customer's business, intent to do business (or not) with particular suppliers or territories, or plans to build or expand existing capacity;

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  You should maintain our independence of judgment in the pricing, marketing, purchasing and selling of all products and services. Avoid inaccurate or misleading statements about competitors, suppliers, customers or their offerings. We succeed by offering competitively priced, quality products and services, not by attempting to prevent anyone from entering a market, or by disparaging any competitor, supplier or customer or trying to "put them out of business."

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  Our purchasing decisions are based on fair and objective criteria, not on whether a supplier agrees to use our goods and services. Do not suggest to suppliers that purchasing decisions depend on the supplier's use of our goods or services or that failing to do business with a subsidiary or affiliate could jeopardize business with the parent company.

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  You should report illegal activity and unethical conduct. Neither Aquila nor any of its employees may retaliate against any person for providing information, reasonably believed to be truthful, to any law enforcement officer relating to the commission or possible commission of a crime.

Insider Trading

        In the course of your duties, you may become privy to "inside information" within the meanings of state or federal laws. This means material, non-public information that might have an effect on our stock price if the information were publicly known. You should also be aware that the same prohibition against insider trading applies to trading in the stock of our customers, suppliers or any other company if you have inside information about them. Employees are strictly prohibited from providing inside information to other persons as this information might influence their trading activities or financial transactions.

        Examples of such "inside information" may include: expansion plans, major management changes, future dividend rates, current or future earnings projections, new contracts or projects, mergers, acquisitions or divestitures or other such material matters.

        You are also prohibited from trading in put options or in short selling or in any other trade which would gain from a decrease in our stock price.

        It is your responsibility to understand laws and policies that may apply to you. Further information on blackout periods, pre-clearance and other matters related to insider trading may be obtained through the Office of the General Counsel or Investor Relations.

Regulation FD Compliance

        It is federal law and, accordingly, our policy that Aquila, all senior officials and all employees who regularly communicate on the Company's behalf with the investment community comply with Regulation FD adopted by the U.S. Securities and Exchange Commission. Regulation FD generally provides that when the Company or any person acting on its behalf discloses "material" non-public information to the holders of Aquila securities, broker-dealers, investment advisers, investment managers, investment companies, hedge funds, investors, industry analysts and the affiliates of any of these, the Company is required to make a public disclosure of the same information. In order to ensure compliance with Regulation FD, you should review carefully and adhere to the terms of the Aquila "Disclosure Policy".

Conflicts of Interest

        You may not engage in any activity, or become involved in any arrangement, directly or indirectly, which will conflict, or may be reasonably viewed as conflicting, with your responsibilities to Aquila. This includes the use of Aquila's name, information or goodwill for your personal gain or that of others. A conflict of interest may arise from your involvement, or another person acting on your behalf, in certain business or personal activities that may currently, or potentially conflict with your duties at Aquila.

        A conflict may exist regardless of your intent. If you believe that you are, or may become, involved in a conflict of interest, you should address the issue promptly.

        To avoid such situations, employees must:

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  Select and deal with suppliers, customers and other persons doing or seeking to do business with Aquila in a completely fair and objective manner without favor or preference based upon personal financial considerations.

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  Not engage in any direct financial, managerial or other relationship with any supplier, customer, competitor or regulatory agency that could give rise to an actual or potential conflict of interest or an appearance of a conflict of interest.

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  Not engage, directly or indirectly, in any association or activity (whether for profit or not) that might impair or appear to impair the ability to make objective and fair decisions on behalf of Aquila, or that might not otherwise be in the best interest of Aquila. This includes, for example, directly or indirectly engaging in competitive activities, diverting a business opportunity from Aquila, or improperly using or disclosing Confidential Information.

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  Select and deal with suppliers, customers and other persons doing or seeking to do business with Aquila in a completely fair and objective manner without favor or preference based upon personal financial considerations.

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  Not accept from or give to any supplier, customer or competitor any gift or entertainment except as permitted under the section entitled "Gifts and Gratuities."

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  Not do business with a close relative or business entity with which the employee or a relative is associated, except where such dealings are on arm's-length terms, have been fully disclosed to the Corporate Secretary, and have been given specific written approval.

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  Not directly or indirectly own a substantial financial interest in any firm or corporation which is a competitor of or which does or seeks to do business with Aquila. (Stock ownership of less than 1% in companies traded on a national securities exchange is not considered to be a conflict of interest, nor is any other ownership if it is less than 5% of the employee's total assets or 10% of his or her net worth.)

        You must not directly or indirectly deprive Aquila of a business opportunity discovered in the normal course of performing your duties, including diversion of a business opportunity to your own or someone else's account.

        Employees who choose to work at another job must not allow that employment to have any negative impact on their performance at Aquila.

        Additionally, under no circumstances may you perform the service of an independent contractor or consultant for any competitor, customer or supplier of Aquila.

        Furthermore, you must not engage in any supplementary employment or activities that could cause embarrassment to, jeopardize the interest of, use proprietary information of, or interfere with the operations of Aquila.

        Disclosure must be made of all investments, including the ownership of stock traded on the national securities exchanges, which may be reasonably construed to create an actual or apparent conflict of interest. A conflict of interest disclosure form must be completed and returned to Human Resources at commencement of employment, annually if you previously disclosed a conflict of interest, or if you have reason to believe your actual or proposed activity may violate this policy.

Confidential Information

        You must not disclose trade secrets, customer lists, special methods of operation or any other information that is of value to our business.

        Confidential Information is generally business or technical information not generally available to the employee population as a whole or to third parties, and which may have been developed or specifically acquired by Aquila. It includes "market sensitive" material which could affect the decisions of current shareholders or potential investors. Information from employee personnel records or customer records is also confidential and protected by various privacy laws. Such information should only be provided with appropriate management approval.

No Loans to Executives

        Federal law prohibits Aquila from making or arranging loans to its executive officers or directors. Because a loan is broadly defined to include any extension to credit, unusual transactions between directors and executive officers should be carefully examined. For example, borrowing under the 401(k) plan or an advance against the equity value of a home in connection with a relocation could be considered loans made by Aquila. If you have a question about whether a transaction might be a prohibited loan, you should consult with the Business Conduct Compliance Committee before arranging the transaction.

Equal Employment Opportunity

        We value the diversity found in our employees, customers, suppliers and others. All employees are expected to conduct themselves in a manner that assures that customers, suppliers and fellow employees are treated with respect, fairness and dignity. Aquila will take good faith action to affirmatively recruit, hire, train, evaluate, promote, assign, transfer, layoff, recall or terminate qualified individuals without respect to age, sex, color, race, creed, national origin, religious persuasion, marital status, sexual orientation, political belief, disability, veteran or draft status, or other status protected by applicable law.

Harassment-Free Work Environment

        We are strongly committed to the principle of fair employment, and as such it is our policy to provide employees a work environment that is free from all forms of discrimination, intimidation or harassment. In recognition of each person's individual dignity, racial, ethnic, religious, sexual and other prohibited harassment of our employees will not be tolerated. This includes inappropriate verbal or physical conduct or otherwise creating an intimidating, offensive abusive or hostile work environment. If you have a question, concern or complaint of discrimination, including harassment, based on race, color, sex, religion, age, national origin, handicap or disability, veteran status, or other protected status, you are encouraged to bring the matter to the immediate attention of your supervisor. If you feel uncomfortable discussing an issue with your supervisor, or if you reasonably believe that your supervisor should not be present during the first step of the resolution process, or that you cannot bring the matter to the attention of your supervisor or Department Head directly, contact your Human Resources representative or Corporate Human Resources directly for assistance. Refer to Aquila's Harassment-Free Work Environment Policy for further information.

Employee Privacy

        We try to respect each other's privacy. At the same time, we need to ensure an efficient work environment.

        Employees have no expectation that communications using Aquila business tools are private in the workplace. We reserve the right to review your business tool usage, including without limitation voice mail, telephone, internet or e-mail, for any reason. Employees should be aware that there might be time when Aquila may search employee work spaces or property on Aquila premises.

Fraud, Theft, Payments, Kickbacks or Similar Conduct

        Our employees may not engage in any scheme to defraud anyone out of money, property or honest services. Any act of an employee that directly or indirectly involves theft, fraud, embezzlement, misappropriation or wrongful conversion of any property, including that of Aquila or any of its employees, suppliers or customers, is expressly prohibited. No employee shall make any false written or verbal statement involving any Aquila business or activity.

        You may NOT accept personal commissions, fees, loans or any other form of payment arising from any transaction or business activity directly or indirectly involving Aquila. No employee will accept, provide, attempt to provide, or offer to provide a kickback to anyone for any reason.

        These "payments" or "kickbacks" may include, but may not be limited to: money; fees; commissions; loans; gratuities; lavish trips, entertainment, recreation, personal services, accommodations; or any other form of value.

Cooperation with Independent Auditors

        Aquila's management is responsible for the accuracy and completeness of Aquila's financial statements. Aquila and the investing public rely upon the skill and integrity of Aquila's management and also on the report provided by our independent auditor on these financial statements. Companies that do not provide accurate and complete financial information are often the subject of lawsuits, substantial stock price declines and criminal probes.

        The independent auditor's report is dependant upon a thorough understanding of Aquila's financial reporting system and the information generated by it as well as the judgments and assumptions of our management. This understanding is developed in part from discussions with our employees and management. Accordingly, it is critical that our independent auditors receive complete and truthful information and otherwise the full cooperation of our employees. Aquila insists that those employees who provide information to Aquila's independent auditors do so in a way that is accurate and complete. Federal law makes it a crime for individuals to take any action designed to mislead or coerce the Company's independent accountants for the purpose of making the Company's financial statements materially misleading.

Obstruction of Government Investigations

        Aquila's record retention policy provides guidance concerning the period of time during which certain information must be maintained before it can be destroyed. Most information obtained or created during the course of normal work can and should be destroyed if it no longer serves a business purpose. Certain other information is required to be maintained for a fixed period of time by regulatory agencies or for other reasons outlined in Aquila's records retention policy. Federal law makes it a crime for individuals to conceal or destroy documents if it is done in with the intent of impeding a federal investigation or in contemplation that there may be a federal investigation. There are similar laws in many states. Accordingly, if a government investigation is initiated or contemplated, all documents relevant to the subject matter of the investigation must be preserved.

Foreign Transactions

        We are committed to ethical business practices both at home and abroad. If you conduct business for Aquila outside of the United States, you are expected to comply with all applicable laws and regulations governing such transactions.

        The Foreign Corrupt Practices Act makes it a crime to directly or indirectly offer, promise to pay or pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts or decisions of such officials in order to obtain business or obtain any improper advantage. All Aquila officers, employees and agents must keep accurate and truthful records reflecting payments and transactions for all foreign and domestic business activities.

        Various federal laws govern trade between the United States and foreign countries and prohibit U.S. companies and their foreign subsidiaries from doing business with certain countries, agencies and individuals. Similar export control restrictions limit the export of certain goods, technology and software to certain countries or individuals. As these laws and regulations vary by country and type of goods, employees engaged in business transactions outside of the U.S. should obtain advice prior to engaging in such activities.

        It is illegal and against Company policy for Aquila employees to cooperate in any way with boycotts between foreign countries not sanctioned by the United States. Any written or oral requests for boycott support or boycott-related information should be immediately reported.

Gifts and Gratuities

        Gifts and other forms of special benefits to or from customers, suppliers or competitors, of Aquila can raise ethical and legal questions that could potentially embarrass or damage Aquila. Therefore, caution is required when dealing with such matters. It is your responsibility to ensure that your acceptance of meals, refreshments or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment from you. No gifts of money should ever be accepted. If you question the appropriateness of a gift, contact your Human Resources representative, Corporate Compliance, or the Office of the General Counsel immediately as to the existence, nature and value of the gift. As a general guideline, employees should consult with such persons before accepting gifts which exceed $50 in value. Employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the company.

Safeguarding Company Assets

        Aquila is strictly accountable for any funds and property entrusted to its care. You are not to use, spend or dispose of Company funds, or property for personal use or benefit, or in a manner or for a cause that is unethical or illegal.

        You are responsible for maintaining written records and expense reports in sufficient detail to completely, accurately and fairly reflect all transactions and expenditures made on behalf of Aquila. These documents must be prepared on a timely basis. The falsification of any such documents with inaccurate or misleading data is prohibited. Furthermore, you must accurately track and segregate any personal expenses that may be commingled with business expenses. This includes segregating personal phone charges incurred via office or cellular telephones, or Aquila-sponsored credit cards.

Use of Computer Resources, Including Software Acquisition, Protection and Distribution

        Software, whether purchased or internally developed, and the intellectual property rights represented by software are valuable Aquila assets and must be protected and managed in compliance with all software licensing requirements, restrictions and laws. Such licensing agreements may prohibit copying or distributing such software for Company or personal use.

        Use of the business tools, including without limitation the Internet, intranet or e-mail shall be generally limited to business purposes. Any use should not interfere with work duties or violate Company policies, including policies relating to gambling, pornography, chain letters and solicitation.

Drug-Free Workplace

        Note: For purposes of this policy, "controlled substance" means any drug that is not legally obtainable, or for a drug that is legally obtainable over-the-counter or by prescription, a drug that is not used for the purpose for which it was intended or is being used in excessive dosages. For additional information, refer to Aquila Drug and Alcohol Policies, copies of which may be obtained from Human Resources.

        It is our policy to prohibit the unauthorized use, possession, dispensation, distribution or manufacture of a controlled substance or alcohol in any Aquila facility, including parking lots, vehicles on our premises or in use for our business, or any customer or supplier's facilities. Performing or attempting to perform any Company business, whether on our premises or not, while under the influence of any controlled substance or alcohol is also prohibited, and may result in disciplinary action, up to and including termination.

Responding to Inquiries from the Press and Others

        We have established policies for responding to inquiries from the press and from others legitimately seeking information about us. It is important that employees not attempt to answer such inquiries unless authorized to do so. Overall, our intention is to maintain a spirit of cooperation while always acting in Aquila's best interest and in accordance with applicable law. Therefore, all inquiries from the media should be directed to Corporate Communications, (816) 467-3000. Additional details are available in the Corporate Communications Policy.

        Questions from shareholders and the financial community should be forwarded to Aquila's Investor Relations group. Any legal inquiries should be directed to the Office of the General Counsel.

Environment, Health and Safety

        It is our policy to manage our business in an environmentally responsible manner and to comply with all environmental laws and regulations. You are required to maintain an environmental awareness concerning the activities you perform and to conduct those activities in a manner that fully complies with all environmental rules and regulations. You are further required to immediately report to your supervisor or the Aquila Environmental Services Department any event you witness which may result in noncompliance of any environmental law or regulation.

        It is also our policy to provide a safe and healthy environment for our employees and visitors to its premises. To this end you are expected to conduct operations in a manner that meets applicable health and safety laws and regulations. Weapons of any type are not permitted on Aquila property, or while an employee is engaged in activities on behalf of the Company. All requests for exceptions to this rule must be based on a valid Aquila business need and with the prior written approval of Aquila's Director of Corporate Security. Additionally, you are required to immediately report any and all accidents, injuries, occupational illness, unsafe conditions or practices to your supervisor.

Political Activity

        Participation in the American political system is the right of every individual. We encourage our employees, as responsible citizens, to support candidates and ballot measures of their choice at all levels of government. The policies outlined below are not intended to discourage employees from individual political activity during their off-duty hours. Additionally, certain Aquila employees may lawfully participate in legislative, lobbying or similar activities on behalf of Aquila as part of their on-duty responsibilities.

        State and federal laws generally prohibit corporations from participating in elections. Under no circumstances may any funds or property of Aquila be used, directly or indirectly, to support or assist the candidacy of any person seeking elective office, unless approved in advance in accordance with legal requirements. To avoid any appearance of Aquila making a direct or indirect corporate contribution to a candidate, an employee may not work on behalf of a federal candidate's campaign during regular business hours, or at any time use Aquila's facilities or property for that purpose. Aquila has organized political action committees that it operates on behalf of itself and its subsidiaries for which Aquila may provide certain administrative support in accordance with legal requirements.

        Under limited circumstances some states permit corporations to make contributions to candidates, political parties and ballot issues; however, such contributions are limited and strictly controlled. If made at all by Aquila, such contributions will only be made by authorization of the Aquila CEO.

Regulation of Business Relations Among Affiliates

        Under Federal Energy Regulatory Commission (FERC) and state commission rules, there are rules and statutes limiting transactions and information sharing between various parts of our businesses (commonly referred to as affiliate rules). It is expected that all employees understand and comply with affiliate rules. If you have any questions on the affiliate rule requirements, or conduct necessary to comply with the rules, please contact your liaison in the Regulatory Services department, the Office of General Counsel, or the Corporate Compliance Officer.

Other Policies and Procedures Information

        In certain cases, your position and responsibilities may require further guidance in certain areas of expected conduct. Accordingly, you may need to consult additional sources containing policies and procedures, such as through the Intranet (WOW), the Office of the General Counsel, Human Resources, or the responsible department or business unit. Examples include:

Human Resources Policies

FERC Standards of Conduct

Employee Complaint Procedures for Accounting and Auditing Matters

Employee Guidance, Reporting, Suggestion Procedure

Antitrust Compliance Policy and Guidelines

Business Conduct Compliance Committee

        The Aquila Board of Directors has approved and directed the establishment of a Business Conduct Compliance Committee reporting to the Audit Committee of the Board. The Business Conduct Compliance Committee consists of employees selected by the CEO and/or the President with the approval of the Audit Committee. The mission of the Committee is to implement and supervise the Code of Business Conduct throughout Aquila. In implementing its mission, the Committee will:

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  Report to the Audit Committee of the Board of Directors as necessary or requested;

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  Audit compliance with the Code;

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  Deal with legal counsel and others in investigating suspected violations of the Code or law;

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  Report violations to appropriate governmental authorities;

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  Establish and monitor programs to train employees about the Code and other compliance and ethics issues;

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  Deal with issues submitted to it; and

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  Oversee the updating and supplementing of the Code of Business Conduct.

Sources of Expected Conduct

Aquila Compliance Program Organizational Chart

QuickLinks

  Exhibit 14